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                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS





Computations of earnings per share can be determined from the Consolidated Statements of Operations and Retained Earnings on page 10, Consolidated Balance Sheets on page 12 and footnote 7 of "Notes to Consolidated Financial Statements" on page 17 of this Annual Report on Form 10-K. Stock options have been excluded from the computation of earnings per share because there were none outstanding at December 31, 1994.